Exhibit 3.2

REALTY INCOME CORPORATION

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:             The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:       The sole party to the Articles is Realty Income Corporation, a Maryland corporation (the “Company”).

THIRD:            The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on February 3, 2012.

FOURTH:        The fourth paragraph of Paragraph I(1) of the Articles, which is to be corrected and as previously filed with SDAT, is set forth below:

“For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed 17,886,700 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ overallotment option to purchase additional shares of Class F Preferred Stock in the initial public offering of Class F Preferred Stock is exercised, not to exceed 20,569,705 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.”

FIFTH:             The fourth paragraph of Paragraph I(1) of the Articles as corrected hereby is set forth below:

“For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed 17,886,700 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ overallotment option to purchase additional shares of Class F Preferred Stock in the initial public offering of Class F Preferred Stock is exercised, not to exceed 20,569,705 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap, and shall be increased on a pro rata basis with respect to any additional shares of Class F Preferred Stock designated and authorized for issuance pursuant to any subsequent articles supplementary.”

SIXTH:            The undersigned Executive Vice President and Chief Investment Officer of the Company acknowledges this Certificate of Correction to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Investment Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Executive Vice President and Chief Investment Officer attested to by its Executive Vice President, General Counsel and Secretary on this 11th day of April, 2012.

ATTEST:	REALTY INCOME CORPORATION

/s/ Michael R. Pfeiffer	By:	/s/ John P. Case
Michael R. Pfeiffer		John P. Case
Executive Vice President, General Counsel and Secretary		Executive Vice President and Chief Investment Officer